Exhibit 10.15
Cognizant Technology Solutions Corporation
Non-Employee Director Compensation Guidelines
(As Amended May 18, 2022 effective as of the
date of the 2022 Annual Meeting of Shareholders)

Annual Cash Retainer for service on the Board:	$100,000*
Additional Annual Cash Retainer for serving as Chair of the Board:	$150,000*
Additional Annual Cash Retainer for serving as Member or Chair of a committee of the Board:	Committee Member	Committee Chair**
Audit Committee	$20,000*	$35,000*
Compensation and Human Capital Committee	$15,000*	$25,000*
Finance and Strategy Committee	$15,000*	$20,000*
Governance and Sustainability Committee	$10,000*	$20,000*
Stock Elections (in lieu of Cash Retainers):
Directors may elect to have all or a portion of the Annual Cash Retainers and Additional Annual Cash Retainers (together, “Cash Retainers”) to which they become entitled paid in fully vested Class A Common Stock (“Common Stock”) in lieu of cash. Any election to receive Cash Retainers in shares must be made on or prior to the date of the Annual Meeting of Shareholders (“Annual Meeting”) immediately preceding the director year (i.e., the period from one Annual Meeting to the next Annual Meeting) with respect to which such Cash Retainers will be paid; provided, however, that a director that is newly elected to the Board (whether or not at an Annual Meeting) shall be entitled for a period of thirty (30) days following such director’s initial election to the Board to make a Stock Election for such director’s initial director year or partial director year of service, as applicable (each such deadline, as applicable, a “Due Date”). If a director is subject to tax withholding as a non-U.S. person with regards to Cash Retainers, a Stock Election will apply only with respect to the portion of the Cash Retainers to which the director is entitled after such tax withholding. The Stock Election made with respect to a director year shall be irrevocable after the applicable Due Date with respect to such director year. The number of shares of Common Stock granted will be determined by dividing the amount of the applicable Cash Retainer by the closing price of the Common Stock on the later of (i) the date the director becomes entitled to the Cash Retainer or (i) the Due Date (in each case rounded down to nearest whole share). Notwithstanding the foregoing, a director may not make a Stock Election during a Company trading blackout period or when the director is otherwise in possession of material non-public information (in any event, a “Closed Window”).

Annual RSU Award:	Board Member	Board Chair**
	$210,000*	$260,000*
Annual restricted stock unit (“RSU”) awards are granted as of the date of the Annual Meeting or the date a new director joins the Board. The number of RSUs granted will be determined by dividing the amount set out above by the closing price of the Common Stock on the date of the Annual Meeting or the date a new director joins the board, as applicable (rounded down to nearest whole share). 100% of the restricted stock units vest on the 1st anniversary of the date of the award.

Retirement:	Upon a director’s retirement while in good standing, the Board’s intent is to accelerate the vesting of such director’s outstanding equity awards, and may do so in its discretion.
Payment Deferral Elections
Cash Retainers, Annual RSU awards and Common Stock received in lieu of Cash Retainers may be eligible for payment deferral elections in accordance with applicable tax laws and, for Annual RSU awards, the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan.

* Indicates that this compensation element will be paid on a pro rata basis for new members of the Board of Directors or a committee or a new Chair of the Board or a committee in the initial year of service, calculated based on the length of service during the twelve-month period following the Company’s most recent Annual Meeting. In addition, each of the indicated cash retainers is paid in advance on an annual basis following the Annual Meeting (or if not elected at an Annual Meeting, within 30 days after election to the Board of Directors), provided, that payments may be delayed in the discretion of the Board (but in no event beyond the end of the calendar year in which they would otherwise be payable) to accommodate Stock Elections delayed by a Closed Window

** Committee chairs and the Board chair receive the chair retainer/award and not the member retainer/award.